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                                                                   EXHIBIT 5.0

               [LETTERHEAD OF BROBECK, PHLEGER & HARRISON LLP]

                               August 12, 1997

Genesys Telecommunications Laboratories, Inc.
1155 Market Street
San Francisco, CA 94103

        Re:  Registration Statement for Offering of
             an Aggregate of 10,997,207 Shares of Common Stock
             -------------------------------------------------

Ladies and Gentlemen:

        We refer to your Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 9,845,207 shares of the Common Stock of Genesys Telecommunications Laboratories, Inc. (the "Company") under the Company's 1997 Stock Incentive Plan, (ii) 500,000 shares of Common Stock under the Company's Employee Stock Purchase Plan, (iii) 500,000 shares of Common Stock under the Company's International Employee Stock Purchase Plan, and (iv) an aggregate of 152,000 shares of Common Stock to be issued pursuant to Written Compensation Agreements between the Company and each of Messrs. Levy, Dunlevie, Jordan, Shenkman and Miloslavsky. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1997 Stock Incentive Plan, Employee Stock Purchase Plan, International Employee Stock Purchase Plan and the options granted to Messrs. Levy, Dunlevie, Jordan, Shenkman and Miloslavsky and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        BROBECK, PHLEGER & HARRISON LLP